Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Asset Purchase Agreement, dated as of August 5, 2024 (as amended by that certain Letter Agreement, dated September 30, 2024 and that certain Letter Agreement, dated December 31, 2024, the “Agreement”), by and between SERES THERAPEUTICS, INC., a corporation organized and existing under the laws of Delaware (“Seller”) and SOCIÉTÉ DES PRODUITS NESTLÉ S.A., a société anonyme organized under the laws of Switzerland (“Purchaser” and together with Seller each a “Party” and collectively the “Parties”), is made and entered into as of May 28, 2026 by and among the Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Purchaser and Seller are parties to the Agreement;

WHEREAS, pursuant to the Agreement, Seller sold, conveyed, assigned, transferred and delivered to Purchaser, and Purchaser purchased and accepted, the Acquired Assets, subject to the terms and conditions set forth therein;

WHEREAS, pursuant to Section 3.4(a) of the Agreement, Purchaser agreed to pay to Seller, during the Milestone Period, certain one-time contingent Milestone Payments following the first time that the Net Sales of Product in the entire world reach specified thresholds, including a

$125,000,000 Milestone Payment upon the first Calendar Year in which annual Net Sales of Product in the entire world equal or exceed $400,000,000 (such payment, the “Second Sales Milestone Payment”) and a $150,000,000 Milestone Payment upon the first Calendar Year in which annual Net Sales of Product in the entire world equal or exceed $750,000,000 (such payment, the “Third Sales Milestone Payment”);

WHEREAS, pursuant to Section 3.3 of the Agreement: the Prepaid Milestone accrues interest at a fixed rate of (a) 10.0% per annum (compounding annually) from, and including, the Closing Date through, but excluding, the date of achievement of the First Sales Milestone and (b) 5.0% per annum (compounding annually) from, and including, the date of achievement of the First Sales Milestone through, but excluding, the earlier of (i) the date on which the Prepaid Milestone, together with accrued interest thereon, has been repaid in full by set-off under Section 3.4; and (ii) the last day of the Milestone Period, and the Prepaid Milestone, together with accrued interest thereon, is to be settled only through a reduction of any Milestone Payments that become payable under Section 3.4 and, if any amount of the Prepaid Milestone (and any accrued interest thereon) remains outstanding as of following the last day of the Milestone Period, the balance thereof (together with any interest accrued thereon) shall be forgiven and the right of set-off of Purchaser with respect thereto shall be deemed forfeited (such interest payments that remain accruable and payable, the “Milestone Interest Payments”).

WHEREAS, the Parties desire to terminate Purchaser’s obligations with respect to the Second Sales Milestone Payment, the Third Sales Milestone Payment and the Milestone Interest Payments under the Agreement in consideration of a termination payment by Purchaser in accordance with the terms hereof; and

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. Milestone Payment Acknowledgment. The Parties acknowledge and agree that at Closing, Purchaser paid the Prepaid Milestone to Seller in accordance with Section 3.1(a) of the Agreement and satisfied its Milestone Payment for the First Sales Milestone.

2. Milestone Termination Payment. In consideration of the termination of Purchaser’s obligations with respect to the Second Sales Milestone Payment, the Third Sales Milestone Payment and the Milestone Interest Payments under the Agreement, Purchaser shall pay to Seller a one-time payment in the aggregate amount of Twenty-Five Million US Dollars ($25,000,000) in full satisfaction, termination and discharge of the Second Milestone Payment and the Third Milestone Payment (such payment, the “Milestone Termination Payment”). The Milestone Termination Payment shall be payable in two equal installments, with the first installment of Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000) payable on July 1, 2026 and the second installment of Twelve Million Five Hundred Thousand US Dollars ($12,500,000) payable on October 1, 2026. Each installment of the Milestone Termination Payment shall be paid in accordance with Section 3.7 of the Agreement. For all purposes of the Agreement and the definition of “Purchase Price,” the Milestone Termination Payment shall constitute a “Milestone Payment” as defined under the Agreement.

3. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof:

a)

Authority; Binding Effect. Seller has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller. This Amendment has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and subject to equitable principles of general applicability. The Board has unanimously (x) determined that this Amendment and the transactions contemplated herein, including the Milestone Termination Payment, are fair to and in the best interests of Seller and its stockholders and declared it advisable to enter into this Amendment with Purchaser; and (y) adopted resolutions approving this Amendment and the transactions contemplated hereby, including the Milestone Termination Payment.

b)

Solvency. Seller is Solvent as of the date hereof and, after giving effect to this Amendment, including the amendment, termination, cancellation, elimination and waiver of rights contemplated hereby, will be Solvent. Seller will not be rendered insolvent as a result of the transaction contemplated herein and Seller is not currently engaged in, nor about to engage in, any business or transaction for which the property remaining with Seller constitutes unreasonably small capital. For purposes of this Amendment, “Solvent” means that, as of the relevant time of determination, (a) the fair value and present fair saleable value of Seller’s assets exceed Seller’s debts and liabilities, subordinated, contingent or otherwise, (b) Seller is able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and mature, and (c) Seller does not have unreasonably small capital with which to conduct the business in which it is engaged or proposed to be engaged.

c)

Fair Value; Reasonably Equivalent Value. Seller has independently evaluated the value of the rights being amended, terminated, cancelled, eliminated and waived pursuant to this Amendment, including the contingent nature, uncertainty, timing, probability and risks associated with the Second Milestone Payment and the Third Milestone Payment. Seller acknowledges and agrees that the Milestone Termination Payment constitutes fair value, fair consideration and reasonably equivalent value for the rights being amended, terminated, cancelled, eliminated and waived pursuant to this Amendment. Seller further acknowledges and agrees that this Amendment was negotiated at arms’ length between Seller and Purchaser, and that the Milestone Termination Payment was determined based on good faith negotiations between the Parties.

d)

No Intent to Hinder, Delay or Defraud. Seller is not entering into this Amendment, or consummating the transactions contemplated hereby, with any intent to hinder, delay or defraud any present or future creditor of Seller.

4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Purchaser as of the date hereof:

a)

Authority; Binding Effect. Purchaser has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. This Amendment has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and subject to equitable principles of general applicability.

5. Effect of Amendment. Except as expressly provided in Section 1 through Section 4 herein, and in such case, subject to the terms and conditions set forth therein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Agreement or any rights, remedies or obligations of any party under or in respect of the Agreement. Except as expressly modified by Section 1 and Section 2 herein of this Amendment, the Agreement shall continue in full force and effect. Upon the execution of this Amendment by each of Purchaser and Seller, each reference in the Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment, and a reference to the Agreement in any other instrument or document shall be deemed a reference to the Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Agreement, as amended by this Amendment.

6. General. Article 10 of the Agreement shall apply, and is hereby incorporated herein by reference, to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf as of the date first written above.

SERES THERAPEUTICS, INC.

By:	/s/ Richard Kender
Name: Richard Kender
Title: Executive Chairman and Interim CEO

SOCIÉTÉ DES PRODUITS NESTLÉ S.A.

By:	/s/ Claudio Kuoni
Name: Claudio Kuoni
Title: Vice President

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